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                                                                   Exhibit 12(c)
                                                                       26-Sep-97
WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND
WEYERHAEUSER FINANCIAL SERVICES, INC. SUBSIDIARIES ACCOUNTED FOR ON THE
EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
        (Dollar Amounts in Thousands)

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
                                                       TWENTY-SIX
                                                      WEEKS ENDING
                                                --------------------------
                                                   JUNE 29       JUNE 30
                                                     1997         1996         1996        1995        1994        1993       1992
                                                ------------------------------------------------------------------------------------

Available earnings:
     Earnings before interest expense,
      amortization of debt expense, income
      taxes and extraordinary item............      $334,945    $506,069     $972,405  $1,494,797  $1,120,774  $1,000,087   $740,152

     Add interest portion of rental expense...        10,955       7,770       16,826      16,979      15,204      13,953     12,833

                                                ------------------------------------------------------------------------------------

                                                     345,900     513,839      989,231   1,511,776   1,135,978   1,014,040    752,985

                                                ------------------------------------------------------------------------------------

 Deduct undistributed earnings before income
  taxes of Weyerhaeuser Real Estate Company
  and Weyerhaeuser Financial Services, Inc.
  and their subsidiaries:                             55,904      15,750       43,555    (277,247)     17,940      94,763     80,530

                                                ------------------------------------------------------------------------------------

 Available earnings before extraordinary item.      $289,996    $498,089     $945,676  $1,789,023  $1,118,038    $919,277   $672,455

                                                ====================================================================================

Fixed charges:
     Interest expense incurred................      $136,342    $134,950     $269,927    $267,625    $233,748    $211,645   $185,519

     Amortization of debt expense.............         1,554       1,667        3,237       3,520       3,595       3,168      4,129

     Interest portion of rental expense.......        10,955       7,770       16,826      16,979      15,204      13,953     12,833

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          Fixed charges.......................      $148,851    $144,387     $289,990    $288,124    $252,547    $228,766   $202,481

                                                ====================================================================================

     Ratio of earnings to fixed charges.......          1.95        3.45         3.26        6.21        4.43        4.02       3.32

                                                ====================================================================================

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